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                                    EXHIBIT 10.6
                                      AGREEMENT
                         BETWEEN HYMEDIX INTERNATIONAL, INC.
                                         AND
                                 PROCYTE CORPORATION

This AGREEMENT (this "Agreement"), dated as of November 15, 1995, is entered into by and between PROCYTE CORPORATION, a Washington corporation ("ProCyte"), and HYMEDIX INTERNATIONAL, INC., a Delaware corporation ("Hymedix").

                                       RECITALS

A. Hymedix has useful polymer technology and experience in developing and gaining regulatory approval of products for managing wounds based on its polymer technology.

B. ProCyte has experience in developing, clinically testing, and GMP manufacturing certain healthcare products.

C. ProCyte desires to support certain research and development at Hymedix related to its polymer technology for wound care applications and desires to acquire from Hymedix an exclusive license to make, have made, use and sell products for the wound care field using Hymedix's technology, upon the terms and conditions set forth herein.

D. Contemporaneously with this Agreement, ProCyte is entering into agreements with certain key employees and a consultant of Hymedix and is receiving a guarantee from Hymedix, Inc., a Delaware corporation and parent corporation of Hymedix.

                                      AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties agree as follows:

SECTION 1.    DEFINITIONS

As used herein:

1.1 "Affiliate" shall mean, with respect to a party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, the party. The direct or indirect ownership of at least fifty percent (50%) of the voting securities of a business entity, or of an interest in the assets, profits or earnings of a business entity, shall be deemed to constitute control of the business entity. The current Affiliate of Hymedix is its parent corporation Hymedix, Inc., a Delaware corporation. ProCyte currently has no Affiliates.

1.2 "Brady" shall mean Brady Medical Products Co., a Wisconsin corporation.

1.3 "Braun" shall mean B. Braun Medical, Inc.

1.4 "Drug Approval" shall mean approval in the United States by the FDA of a new drug application or product license application and comparable approvals in other countries to market a Product as a drug.

1.5 "Drug Delivery Application" shall mean the [CONFIDENTIAL TREATMENT REQUESTED], foreign counterparts thereof and any patents issuing thereon, divisions, extensions, reexaminations, reissues, substitutions, renewals, continuations or continuations in part thereof.

1.6 "[CONFIDENTIAL TREATMENT REQUESTED]" shall mean the [CONFIDENTIAL TREATMENT REQUESTED] that Hymedix acquired in bulk form from [CONFIDENTIAL TREATMENT REQUESTED] and from which Hymedix has been making various forms of its hydrogels known as HYPAN-Registered Trademark-. The specifications for [CONFIDENTIAL TREATMENT REQUESTED] are attached hereto as Exhibit 1.6.

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1.7 "Establishment of the Extrusion Process" shall have the meaning set forth in Exhibit 1.7 attached hereto.

1.8 "Europa Agreement" shall mean the Distribution, Know-how Transfer,
Licensing and Manufacturing and Supply Agreement dated August 21, 1995 between Europa Magnetics Corporation Limited, incorporated under the laws of England ("Europa"), and Hymedix, as supplemented and amended by a Supplemental Agreement dated November 15, 1995.

1.9 "Europe" shall mean the countries set forth in Exhibit 1.9 attached hereto.

1.10 "Excluded Territory" shall mean the countries set forth in Exhibit 1.10 attached hereto so long as the Europa Agreement is in effect.

1.11 "FDA" shall mean the U.S. Food and Drug Administration or any successor entity thereto.

1.12 "Field" shall mean wound care, including, but not limited to, the treatment, management or care of any acute or chronic wound by dressings, by the delivery of drugs or other agents to the wounds or by other methods or products, whether such wound is caused, for example, by diabetic, venous stasis or decubitus ulcers, by injury, by surgery, by burns or by other events or means.

1.13 "Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents" shall mean all patents and patent applications throughout the world, including any patents issuing thereon, and any divisions, extensions, reexaminations, reissues, substitutions, renewals, continuations or continuations in part thereof that claim as a new composition of matter a polymer (including block co-polymer) resulting from a modification of [CONFIDENTIAL TREATMENT REQUESTED] and that resulted from inventive work during the Program by one or more employees or consultants for both parties (or their Affiliates), whether or not relating to the Field, and as to which the employees or consultants would be inventors under the patent laws of the United States.

1.14 "Joint Technology" shall mean the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents, Other Joint Patents and any trade secrets or know-how that resulted from the joint efforts of the employees or consultants from both parties (or their Affiliates) as a result of the Program, whether or not relating to the Field.

1.15     "Key Hymedix People" shall mean [CONFIDENTIAL TREATMENT REQUESTED].

1.16 "Licensed Technology" shall mean the Patent Rights, Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents, Other Joint Patents and all copyrights, trade secrets and know-how owned or controlled (including licensed) by Hymedix or an Affiliate of Hymedix as of the date hereof or hereafter relating to polymers, hydrogels or drug delivery, including, but not limited to, Joint Technology, HYPAN structural hydrogels, HYPAN transient network hydrogels, HYPAN (including, but not limited to, the various designations set forth in Exhibit 1.16 attached hereto), Ionic HYPAN SA, Taupan, Tpan, Emulsion carriers, HySorb, HySkin, Hydro-M, HyTide, HyFlex, HyFil, HyQ, HyPack, HyCream, any other related products and any improvements thereto. Trade secrets and know-how include, but are not limited to, data, materials, scientific and technical information, formulations, methods of manufacture, mechanisms of action, sources, clinical uses and results, regulatory filings, testing protocols, packaging, suppliers of raw materials and packaging, etc.

1.17 "Major Country" shall mean the United States, France, Germany or the United Kingdom.

1.18 "Major Market" shall mean the countries in Europe and the countries of Canada, Japan (to the extent not in the Excluded Territory) and the United States.

1.19 "Minor Market" shall mean all other countries of the Territory except the countries of the Major Market.

1.20 "Net Sales" shall mean the gross amount invoiced for Product sold by ProCyte, its Affiliates and sublicensees, less

(a) trade discounts, credits, rebates, allowances and adjustments for rejections, recalls or returns;

(b) retroactive price reductions;

(c) sales, excise, value-added and similar taxes or duties imposed on the sale and shown on the invoice or otherwise capable of documentation;

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(d) transportation, insurance and other handling expenses;

(e) cost of samples and free Product; and

(f) management fees described in and complying with 42 C.F.R. Section 1001.952(j) (or any successor) that are paid during the relevant time period to group purchasing organizations and that specifically relate to the Product.

If amounts are invoiced in other than U.S. dollars, Net Sales shall be converted to U.S. dollars at the rates of exchange in effect on the last business day of the calendar quarter in which the invoice was issued (as reported in THE WALL STREET JOURNAL, Western Edition), or in accordance with any other reasonable method mutually agreed upon. The sale or transfer of Product between ProCyte, its Affiliates or sublicensees, whether for internal use or for resale or other disposition, shall not be included in the computation of Net Sales.

If a Product (a "Combination Product") contains or is sold in combination with any pharmaceutical agent, device or other product ("Other Items"), Net Sales, for purposes of calculating royalties on a Combination Product, shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/B, where A is the gross selling price of the Product sold separately (i.e., without the Other Items) and B is the gross selling price of the Combination Product. In the event the Product is not sold separately, Net Sales shall be calculated by multiplying Net Sales of the Combination Product by the fraction (B-X)/B, where X is the gross selling price of the Other Items sold separately. In the event that no such separate sales are made, Net Sales shall be calculated by multiplying Net Sales of the Combination Product by the fraction C/(C + D), where C is the direct and indirect cost of making the components of the Product (not including the Other Items) and D is the direct and indirect cost of making the Other Items of the Combination Product, such cost being determined in accordance with generally accepted accounting principles.

1.21 "Other Joint Patents" shall mean all patents and patent applications throughout the world, including any patents issuing thereon, and any divisions, extensions, reexaminations, reissues, substitutions, renewals, continuations or continuations in part thereof that are not Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents and that resulted from inventive work during the Program by one or more employees or consultants for both parties (or their Affiliates), whether or not relating to the Field, and as to which the employees or consultants would be inventors under the patent laws of the United States.

1.22 "Patent Rights" shall mean the patents and patent applications set forth in Exhibit 1.22 attached hereto (including the Drug Delivery Application), any foreign counterparts thereof, any other patents or patent applications owned or controlled (including licensed) by Hymedix or its Affiliates as of the date hereof or hereafter relating to polymers, hydrogels or drug delivery in the Territory (but not including Other Joint Patents and Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents), and any patents issuing thereon and any divisions, extensions, reexaminations, reissues, substitutions, renewals, continuations or continuations in part thereof.

1.23 "Pharmaceutical Product" shall mean a Product containing a pharmaceutical agent that has received Drug Approval in the country of sale and for which the selling party (ProCyte or its particular Affiliate or sublicensee) has a worldwide Profit Margin of greater than [CONFIDENTIAL TREATMENT REQUESTED].

1.24 "Present HyFil Products" shall mean the two current forms (spray can and 3 oz. tube) of the Hymedix product known as HyFil and such other finished, packaged forms (e.g., Confidential Treatment Requested) of the current substance known as HyFil (i.e., meeting the same substance specifications) as Braun may request Hymedix to make. The specification for the HyFil substance used in Present HyFil Products is attached hereto as Exhibit 1.24.

1.25 "Product" shall mean any product for the Field that incorporates, is based on or is made through the use of, any of the Licensed Technology.

1.26 "Profit Margin" for a Product shall mean the percentage calculated by the following formula: 100% x (A - B)/A, where A is the average net sales price during the quarter determined by dividing the Net Sales of the Product for the quarter by the number of units of the Product sold and included

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in such Net Sales, and B is the manufacturing cost of a unit of the Product.
For purposes hereof, "manufacturing cost" means the direct, indirect and overhead costs (including procurement, quality control and quality assurance) to manufacture a unit of the Product calculated in accordance with generally accepted accounting principles (accrual basis) for the preceding calendar year or, if the Product was not manufactured during the preceding year, the Product's projected manufacturing costs for the current calendar year.

1.27 "Program" shall mean the research and development program to be conducted by Hymedix pursuant to Section 2.

1.28 "Royalty Step Down Date" shall mean [CONFIDENTIAL TREATMENT REQUESTED].

1.29 "Royalty Period" shall mean, on a country-by-country basis, for each Product sold (a) in a Major Market, the date of expiration of the last to expire of any patents containing a Valid Claim that covers the Product in the country of sale and (b) in a Minor Market, [CONFIDENTIAL TREATMENT REQUESTED].

1.30 "Sixth Product" shall mean the sixth in a succession of six (6) different Products that (a) are covered by a Valid Claim in a Major Country and
(b) ProCyte or its Affiliate or sublicensee has introduced to the market in the Major Country after receiving regulatory approval to market in the Major Country.

1.31 "SKY" shall mean S.K.Y. Polymers, Inc., a Delaware corporation, that is majority-owned and controlled by Dr. Vladimir Stoy.

1.32 "SKY Agreement" shall mean the License Agreement dated as of November 1, 1993 by and between Hymedix and SKY, as supplemented and amended by a Modification to the License Agreement dated November 14, 1994, an Amendment to Modification to the License Agreement dated November 13, 1995 and a Modification No. 2 to the License Agreement dated November 15, 1995.

1.33 "Stoy Agreement" shall mean the Consulting Agreement dated as of November 1, 1993 by and between Hymedix and Dr. Vladimir Stoy.

1.34 "Territory" shall mean the entire world, except the Excluded Territory shall be excluded to the extent the Licensed Technology for the Field is licensed to Europa under the Europa Agreement for the Field. The Territory shall be increased to the extent countries comprising the Excluded Territory are dropped from the territory covered by the Europa Agreement or to the extent Europa's license rights under the Europa Agreement to the Intellectual Property (as defined in the Europa Agreement), which is included in the Licensed Technology, are reduced.

1.35 "Third Product" shall mean the third in a succession of three (3) different Products that (a) are covered by a Valid Claim in a Major Country and
(b) ProCyte or its Affiliate or sublicensee has introduced to the market in the Major Country after receiving regulatory approval to market in the Major Country.

1.36 "Trademarks" shall mean the trademarks and tradenames of Hymedix and its Affiliates related to polymers, hydrogels or Products, including, but not limited to, the HySorb U.S. trademark set forth in Exhibit 1.36A attached hereto and the trademark and tradenames set forth in Exhibit 1.36B attached hereto.

1.37 "Valid Claim" shall mean a claim of an issued, unexpired patent included in the Patent Rights or Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents, but not including Other Joint Patents, which has not been (a) held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or (b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

SECTION 2.    DEVELOPMENT

    2.1  PROGRAM

ProCyte shall fund a research and development program related to the Licensed Technology (the "Program") at Hymedix through December 31, 1997, with the specific projects and goals identified

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and established by ProCyte after discussion with Hymedix.  The amount of funding to be provided by ProCyte shall be [CONFIDENTIAL TREATMENT REQUESTED]. At ProCyte's request, Hymedix shall cause each of the Key Hymedix People to spend up to [CONFIDENTIAL TREATMENT REQUESTED] working on the Program, and such other Hymedix staff shall assist as appropriate. ProCyte may reallocate among the Key Hymedix People the amount of time they are to spend on the Program [CONFIDENTIAL TREATMENT REQUESTED] and request that certain of them travel, at ProCyte's expense, to ProCyte's facility in Kirkland, Washington to provide services in connection with the Program. It is recognized and agreed that Dr. Vladimir
Stoy, a consultant to Hymedix, occasionally travels and may not be available every week to provide services in connection with the Program. If any of the Key Hymedix People are no longer employees or consultants to Hymedix or provide such services to Hymedix, ProCyte may hire them directly pursuant to consulting letters being signed contemporaneously with this Agreement and deduct from any of its payments due under this Agreement the appropriate amounts for reasonable compensation to such individuals. At ProCyte's option, the term of the Program may be extended for one-year terms for up to two (2) years upon the same terms and conditions.

    2.2  REPORTS; INFORMATION

Hymedix shall submit to ProCyte a written report no less frequently than every six (6) months which covers the then current technical status, the results achieved, the improvements and inventions made, the problems being encountered and other pertinent information relating to the Program. Hymedix shall keep, and shall cause its consultants to keep, complete, accurate and authentic accounts, notes, data and records of the research and development performed under the Program in accordance with established laboratory practices and in accordance with the directions of ProCyte for purposes of patent protection, publication, etc. At the request of ProCyte, upon reasonable notice and during reasonable business hours, ProCyte may inspect and make copies of such accounts, notes, data and records subject to Section 9. ProCyte may require that certain aspects of the Program and resulting Licensed Technology be kept confidential and not be disclosed to others, except in accordance with applicable patent laws. Any inventions, discoveries, improvements, results and data of Hymedix (including its consultants) from the Program shall become Licensed Technology under this Agreement. From time to time ProCyte may discuss and provide information (e.g., market information) to Hymedix in connection with the Program, which information shall be subject to Section 9.

    2.3  MEETINGS

At ProCyte's request, ProCyte and Hymedix shall meet at mutually agreed upon intervals (no less frequently than two times a year) to discuss and review the progress and results of the Program and other ideas the parties have for development of Licensed Technology for the Field. The meetings will be attended by the Key Hymedix People requested by ProCyte and by specific Hymedix scientists, staff and consultants requested by ProCyte. If ProCyte requests that the meetings be held at ProCyte's facility or another facility out of state from the Hymedix facility, ProCyte shall pay transportation and other related travel expenses for the Hymedix individuals to attend the meetings. Hymedix may, at its expense and discretion, send certain of its management personnel (up to two (2) to attend the meetings.
SECTION 3.    GRANT OF RIGHTS

    3.1  LICENSE

Subject to the terms of this Agreement, Hymedix hereby grants to ProCyte the sole and exclusive license (a) under the Licensed Technology to make, have made, use and sell Products in the Territory for the Field and (b) under the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents, Other Joint Patents, Joint Technology and other Licensed Technology resulting from the Program to make, have made, use and sell Products worldwide for the Field. The foregoing license shall be exclusive even as to Hymedix and its Affiliates and shall include the right of ProCyte to sublicense others. ProCyte shall notify Hymedix within ten
(10) days after granting any sublicenses.

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    3.2  EFFORTS

ProCyte shall use reasonable and diligent efforts to develop and commercialize Products utilizing the Licensed Technology.

    3.3  HYFIL

ProCyte hereby grants back to Hymedix a nonexclusive sublicense, without the right to further sublicense, under the current form of the Licensed Technology to make, have made and sell to Braun the Present HyFil Products, for resale by Braun in Canada, the United States and Mexico for the treatment, management or care of wounds in humans, excluding drug delivery. Hymedix shall not make, have made or sell Present HyFil Products for or to any other party in or for the Territory. No royalties shall be payable by Hymedix to ProCyte for such nonexclusive license; however, Hymedix shall be responsible for paying any royalties or fees due third parties on such use of the Licensed Technology or such sale of Present HyFil Products. As soon as Hymedix ceases supplying Braun the Present HyFil Products under its current relationship, the license set forth in this Section 3.3 shall terminate. The license set forth in this Section 3.3 does not include any Licensed Technology developed after the date hereof (including Joint Technology) nor any other property rights of ProCyte. Hymedix shall promptly notify ProCyte when Hymedix's relationship with Braun regarding Present HyFil Products terminates.

SECTION 4.    MILESTONE PAYMENTS

In partial consideration of the obligations, licenses, representations and warranties of Hymedix hereunder, ProCyte shall deliver to Hymedix two hundred thousand (200,000) shares of ProCyte's common stock pursuant to a Stock Acquisition Agreement in the form attached hereto as Exhibit 4 and shall pay to Hymedix the following amounts at the time indicated as reduced by the amounts set forth in Sections 2.1, 11 and 13, provided that Hymedix is not then in material breach of this Agreement:

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                             Payment Due              Amount
                             ----------------------   ------------------------

[CONFIDENTIAL TREATMENT REQUESTED]


ProCyte shall notify Hymedix within five (5) days of the first market introductions described in Sections 4(c) and 4(d) unless the date of the market introduction is after the date set forth in clause (ii) of each of such Sections.

SECTION 5.    ROYALTIES

    5.1  AMOUNT

In partial consideration of the obligations, licenses, representations and warranties of Hymedix hereunder and except as set forth in Section 5.2, ProCyte shall pay (or cause its Affiliates or sublicensees to pay) to Hymedix a royalty at one of the following rates with respect to the Net Sales by ProCyte and its Affiliates and sublicensees during the Royalty Period:

(a) with respect to Products sold in a Major Market, the sale of which infringe (but for this Agreement) a Valid Claim in the country of sale:

    (i) [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of such Products that are not Pharmaceutical Products until the Royalty Step Down Date and then [CONFIDENTIAL TREATMENT REQUESTED] of such Net Sales; or

    (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of such Products that are Pharmaceutical Products until the Royalty Step Down Date and then [CONFIDENTIAL TREATMENT REQUESTED] of such Net Sales; or

(b) with respect to Products sold in a Minor Market:

    (i) [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of such Products that are not Pharmaceutical Products; or

    (ii) [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of such Products that are Pharmaceutical Products.

No royalties shall be due with respect to any other sales of Products, except as set forth above in this Section 5.1, and no multiple royalties shall be payable hereunder to Hymedix because the Product or its manufacture infringes (but for this Agreement) more than one Valid Claim in the Patent Rights or Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents.

    5.2  CREDITS/OFFSETS; WITHHOLDING

The foregoing royalty set forth in Section 5.1 shall be reduced by
(a) [CONFIDENTIAL TREATMENT REQUESTED] that ProCyte and its Affiliates and sublicensees owe to a third party with respect to the Net Sales, provided that the amount of royalties and fees to be applied as a reduction at any time shall not exceed [CONFIDENTIAL TREATMENT REQUESTED] due pursuant to Section 5.1 prior to any other credits, offsets or deductions, and (b) the payments made pursuant to Sections 2.1, 11, 13 and 17 that are not credited, at ProCyte's election, against the payments due under Section 4. In addition, all the payments made under Section 4(c) and (d) may be credited against the foregoing royalty obligation at a rate up to an amount equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of Products that are not Pharmaceutical Products and [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales of Products that are Pharmaceutical Products. Any taxes levied by or for a jurisdiction on any royalties due Hymedix may be withheld from the royalty payments due hereunder and used to pay such taxes, confirmation of such payment being promptly provided to Hymedix.

    5.3  PAYMENT

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Royalties shall be paid within sixty (60) days after the end of each fiscal quarter of ProCyte or its Affiliates or sublicensees. If Net Sales are in a currency that cannot be converted to U.S. dollars and exported to the United States, royalties on such Net Sales shall be calculated and paid in the currency of the country of sale by depositing such royalties in a bank account established in the name of Hymedix.

    5.4  REPORTS

With each royalty payment, Hymedix shall receive a written report describing the Net Sales for the quarter on which royalties are due, including a breakdown by Product type and country.

    5.5  BOOKS AND RECORDS

ProCyte shall keep accurate books of account and records for the purpose of documenting the Net Sales on which royalties are due and the computation of all royalties payable to Hymedix under this Agreement. Such books and records shall be made available at least once per year at times selected by mutual agreement of the parties for inspection, at Hymedix's expense, by an independent certified public accountant selected by Hymedix and reasonably acceptable to ProCyte to confirm the calculation of royalties due hereunder within the last three (3) years. All matters reviewed by such accountant shall be subject to the terms of
Section 9. In addition, upon reasonable notice and at least once per year, ProCyte will allow certain of its working papers for the calculation of royalties, at its sole discretion, to be made available to up to two (2) employees of Hymedix for an informal review and discussion of methodology at ProCyte's offices.

SECTION 6.    SUPPLY OF MATERIAL

    6.1  [CONFIDENTIAL TREATMENT REQUESTED] AND HYPAN
Within ten (10) days of the date hereof, Hymedix shall deliver to ProCyte, f.o.b. destination designated by ProCyte, [CONFIDENTIAL TREATMENT REQUESTED] of [CONFIDENTIAL TREATMENT REQUESTED] at no charge or expense to ProCyte except for transportation costs from Dayton, New Jersey, which ProCyte shall pay. Thereafter, and from time to time, Hymedix shall deliver to ProCyte, f.o.b. destination designated by ProCyte, within thirty (30) days such quantities of [CONFIDENTIAL TREATMENT REQUESTED], as ordered from time to time at ProCyte's sole discretion, up to an aggregate of [CONFIDENTIAL TREATMENT REQUESTED], for which ProCyte shall pay cost plus twenty percent (20%), net thirty (30) days after each delivery. After ProCyte has qualified another supplier of [CONFIDENTIAL TREATMENT REQUESTED] pursuant to Section 6.2 and is satisfied with the supply arrangements with the other supplier, the amount of Hymedix's [CONFIDENTIAL TREATMENT REQUESTED] to be reserved for ProCyte pursuant to the preceding sentence may be reduced from [CONFIDENTIAL TREATMENT REQUESTED], but not earlier than one year after the date of this Agreement. In addition, Hymedix shall, upon request, make and deliver to ProCyte f.o.b. Dayton, New Jersey, within sixty (60) days of any orders any of the various grades and types of HYPAN (with such other specifications as ProCyte may reasonably request) that ProCyte may order, for which ProCyte shall pay [CONFIDENTIAL TREATMENT REQUESTED], net thirty (30) days after each delivery. For purposes hereof, "cost" shall mean (a) for [CONFIDENTIAL TREATMENT REQUESTED] to be delivered pursuant to the second sentence of this Section 6.1, Hymedix's purchase price for the [CONFIDENTIAL TREATMENT REQUESTED] [CONFIDENTIAL TREATMENT REQUESTED] and its out-of-pocket costs for packaging, insurance and transportation to ProCyte and (b) for HYPAN, Hymedix's direct, indirect and overhead manufacturing costs and out-of-pocket costs for packaging. If requested, Hymedix shall provide ProCyte with quotes of the maximum cost for manufacturing the forms of HYPAN desired by ProCyte.

    6.2  ALTERNATIVE SOURCE OF [CONFIDENTIAL TREATMENT REQUESTED]
Hymedix shall assist ProCyte in identifying, testing and qualifying another party that will supply to ProCyte on a regular and reasonable basis in the future [CONFIDENTIAL TREATMENT REQUESTED] meeting the same specifications and having the same characteristics when used to

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make the various forms of polymers and hydrogels as [CONFIDENTIAL TREATMENT
REQUESTED]. ProCyte shall not be obligated to pay the milestone payment described in Section 4(b) unless ProCyte has so qualified another party.

    6.3  BOOKS AND RECORDS

Hymedix shall keep accurate books of accounts and records for the purpose of documenting and calculating its costs in providing [CONFIDENTIAL TREATMENT REQUESTED] and HYPAN to ProCyte pursuant to Section 6.1. Such books and records shall be available for inspection as to any order or series of orders placed by ProCyte on a day selected by mutual agreement of the parties for inspection, at ProCyte's expense, by an independent certified public accountant selected by ProCyte and reasonably acceptable to Hymedix. All matters reviewed by such accountant shall be subject to the terms of Section 9. In addition, upon reasonable notice and at its sole discretion, Hymedix may allow its books and records to be made available to an employee of ProCyte for an informal review and discussion of methodology at Hymedix offices.

SECTION 7.    TECHNOLOGY TRANSFER

Upon execution of this Agreement, Hymedix shall deliver to ProCyte in written form (a) all manufacturing protocols (including partial protocols) for its Products, polymers and hydrogels licensed hereunder; (b) copies of all files related to FDA applications and registrations (including correspondence and the information described in items 1 through 6 of Exhibit 7 attached hereto); and
(c) Hymedix's market research in the Field. Hymedix shall promptly continue to convey to ProCyte all other forms of the Licensed Technology. Hymedix shall permit employees or consultants of ProCyte to examine in Hymedix's offices the books, records and files of Hymedix relating to the information described in
Exhibit 7 attached hereto, in addition to other materials, and to make copies thereof. To assist in further transfer, ProCyte may place its employees or consultants in the laboratories and facilities of Hymedix and its Affiliates to learn the Licensed Technology and may consult with, and Hymedix shall make available to ProCyte, each of the Key Hymedix People [CONFIDENTIAL TREATMENT REQUESTED] regarding the substance and use of the Licensed Technology. ProCyte shall pay the reasonable travel costs for any Key Hymedix People that it requests to travel to ProCyte's facility. As new Licensed Technology is developed, Hymedix shall promptly and fully disclose it to ProCyte.

SECTION 8.    REGULATORY

Hymedix shall, in writing and pursuant to ProCyte's instructions, notify the FDA and other applicable regulatory agencies that ProCyte has been assigned the registrations of Hymedix and its Affiliates in the Territory for Products for the Field (all of which are identified in Exhibit 8 attached hereto) and that ProCyte is the manufacturer and distributor of such Products in the Territory, except to the extent that Hymedix and Braun need to be identified as a manufacturer and distributor, respectively, of Present HyFil Products. The form of notification, assignment or any other papers to be filed or submitted to the FDA shall be prepared by, and approved by, ProCyte after consultation with Hymedix. Hymedix shall cooperate and assist in the transfer to ProCyte (and upon request execute such assignments and other documents) of any other regulatory filings, approvals applications, registrations, product listings and any materials containing information related thereto, that may be in preparation, for any Products for the Field that are being developed for manufacture, distribution or sale in the Territory.

In the event the FDA or other regulatory agency notifies Hymedix or any of its Affiliates of a problem or a concern with respect to use of the Licensed Technology with humans, Hymedix shall promptly notify ProCyte orally and then with a written summary and, except for the Present HyFil Products manufactured and sold by Hymedix to Braun, allow ProCyte to prepare and manage the response to the FDA or other regulatory agency with respect to Products in the Territory for the Field. In the event Hymedix or any of its Affiliates otherwise become aware of a matter which may relate to the safety of using the Licensed Technology with humans, Hymedix shall promptly notify ProCyte. In the event the FDA or other regulatory agency notifies ProCyte or its Affiliates of a problem or concern with respect to the use of HYPAN with humans, ProCyte shall promptly notify Hymedix orally and then with a written summary.

Hymedix hereby consents to, and shall cooperate and assist in, referencing any master files of Hymedix or its Affiliates with the FDA or other regulatory agencies [CONFIDENTIAL TREATMENT REQUESTED] by ProCyte and its Affiliates and sublicensees in connection with any of their applications or filings with the FDA or other regulatory agencies. Hymedix shall promptly notify ProCyte of any additions or modifications to such master files.

SECTION 9.    CONFIDENTIALITY

During the term of this Agreement and for a period of five (5) years thereafter, each party shall keep confidential and not disclose or use (except as contemplated by this Agreement) any proprietary or confidential information received from the other party. The foregoing obligation of nondisclosure and nonuse shall not apply to any information which (a) is independently developed by the other party as shown by suitable documentary evidence, (b) is already known to the recipient at the time of disclosure, (c) is or becomes public knowledge through no fault of the recipient, (d) is received without an obligation of confidentiality from a third party having the lawful right to disclose same, (e) the disclosing party approves in writing may be disclosed, or
(f) is required by law to be disclosed, provided the recipient has used reasonable efforts to secure confidential treatment of the information and given prior written notice to the other party. With respect to Licensed Technology that is proprietary or confidential information and subject to Section 2.2 regarding Licensed Technology resulting from this Program that ProCyte requests be kept confidential by Hymedix, (i) Hymedix and its Affiliates shall keep confidential and not disclose the Licensed Technology in accordance with this
Section 9, (ii) a party may disclose such information to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis, on condition that such persons or entities agree to keep the information confidential upon substantially the same terms as set forth herein,
(iii) a party or its Affiliates or sublicensees may disclose the information to governmental or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials, provided the disclosing party shall request confidential treatment thereof, and (iv) a party or its Affiliates or sublicensees may disclose the information to the extent necessary to market Products commercially.

This Section 9 shall, after the date hereof, apply to all confidential or proprietary information that the parties disclosed to each other or their Affiliates prior to the date hereof. The parties' obligations prior to the date hereof are governed by a Mutual Confidentiality and Non-disclosure Agreement dated May 30, 1995.

SECTION 10.   RIGHTS IN JOINT PATENTS

    10.1 JOINT [CONFIDENTIAL TREATMENT REQUESTED] PATENTS

Subject to the term of this Agreement, ProCyte hereby grants to Hymedix a royalty-free, exclusive license under its rights in the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents to make, have made, use and sell products worldwide outside of the Field. The foregoing license shall be exclusive even as to ProCyte and its Affiliates. Hymedix shall notify ProCyte within ten (10) days after granting any licenses to use the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents outside of the Field. It is recognized and agreed that Hymedix's interest in the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents has been licensed exclusively to ProCyte for the Field pursuant to Section 3.1(b).

    10.2 OTHER JOINT PATENTS

It is recognized and agreed that Hymedix's interests in the Other Joint Patents have been licensed exclusively to ProCyte for the Field pursuant to Section 3.1(b) and that the parties have retained, and have not granted license rights to, their undivided interests in the Other Joint Patents for use outside the Field.

SECTION 11.   PATENT PROSECUTION AND MAINTENANCE

    11.1 REEXAMINATION/REISSUE AND EUROPEAN PROSECUTION

ProCyte shall have the right, at its expense, to pursue in the United States [CONFIDENTIAL TREATMENT REQUESTED] before the Patent and Trademark Office and shall have the right, at its expense, to prosecute, issue and maintain the Drug Delivery Application and, in European countries of its selection, [CONFIDENTIAL TREATMENT REQUESTED]. All of ProCyte's reasonable expenses in connection therewith may be deducted from payments due under Sections 4 and/or 5 at ProCyte's election. Hymedix shall be promptly notified when ProCyte has paid in excess of [CONFIDENTIAL TREATMENT REQUESTED] of such expenses. ProCyte shall confer with Hymedix and its consultants (including Dr. Vladimir Stoy) and counsel regarding such reexamination/reissue, prosecution, issuance and maintenance and shall provide to Hymedix copies of any official action within thirty (30) days of receipt and advance copies of, for the opportunity for Hymedix and its consultants and counsel to discuss and offer proposed changes to, any proposed filing, submission or other correspondence by ProCyte or patent counsel with respect thereto. In the event ProCyte elects to abandon such reexamination/reissue or patent applications, it shall promptly notify Hymedix (but in any event no later than thirty (30) days in advance of any deadline with respect to the patent applications) and allow and assist Hymedix, at Hymedix's election and expense, to pursue such reexamination/reissue or patent applications.

    11.2 PATENT RIGHTS

Except as provided in Section 11.1, Hymedix shall, at its expense, diligently and in good faith file, prosecute, issue and maintain the Patent Rights in the Major Markets and Japan. Hymedix shall confer with ProCyte and its counsel regarding the filing, prosecution, issuance and maintenance of such Patent Rights and shall provide to ProCyte copies of any official action within thirty
(30) days of receipt and advance copies of, with the opportunity for ProCyte to discuss and offer proposed changes to, any proposed filing, submission or other correspondence by Hymedix or its licensors and patent counsel. In the event Hymedix elects to abandon or not file on any Patent Rights, it shall promptly notify ProCyte (but in any event no later than thirty (30) days in advance of any deadline) and allow and assist ProCyte, at ProCyte's election and expense, to pursue such Patent Rights, in which event ProCyte's costs may be deducted from payments due under Sections 4 and/or 5, at ProCyte's election, and such Patent Rights shall be assigned to ProCyte and not be royalty bearing hereunder (i.e., removed from the definition of Patent Rights and Valid Claim).

    11.3 JOINT [CONFIDENTIAL TREATMENT REQUESTED] PATENTS

Hymedix shall have the right, at its expense, to diligently and in good faith file, prosecute, issue and maintain the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents in the Major Markets and Japan. Hymedix shall confer with ProCyte and its counsel regarding the filing, prosecution, issuance and maintenance of all Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents and incorporate all requested changes. Hymedix shall provide to ProCyte copies of any official action within thirty (30) days of receipt and advance copies of, with the opportunity for ProCyte to revise, any proposed filing, submission or other correspondence by Hymedix or its patent counsel. In the event Hymedix elects to abandon or not file on any Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents, it shall promptly notify ProCyte (but in any event no later than thirty (30) days in advance of any deadline) and allow and assist ProCyte, at ProCyte's election and expense, to pursue such Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents, in which event ProCyte's costs may be deducted from payments due under Sections 4 and/or 5, at ProCyte's election, and such Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents shall be assigned to ProCyte and not be royalty bearing hereunder (i.e., removed from the definition of Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents and Valid Claim). In the event of such assignment, Hymedix's license rights under
Section 10.1 shall terminate, and Hymedix shall have no further right or interest in such Joint [CONFIDENTIAL TREATMENT REQUESTED] Patent.

    11.4 OTHER JOINT PATENTS

ProCyte shall have the right, at its expense, to diligently and in good faith file, prosecute, issue and maintain the Other Joint Patents in the Major Countries, Japan and such other countries in the Territory designated by ProCyte. Hymedix shall promptly reimburse ProCyte for [CONFIDENTIAL TREATMENT REQUESTED] of ProCyte's expenses with respect to such Other Joint Patents. ProCyte shall confer with Hymedix and its counsel regarding the filing, prosecution, issuance and maintenance of all Other Joint Patents and shall provide to Hymedix copies of any official action within thirty (30) days of receipt and advance copies of, with the opportunity for Hymedix to discuss and offer proposed changes to, any proposed filing, submission or other correspondence by ProCyte or its patent counsel. In the event ProCyte elects to abandon or not file on any Other Joint Patents, it shall promptly notify Hymedix (but in any event no later than thirty (30) days in advance of any deadline) and allow and assist Hymedix, at Hymedix's election and expense, to pursue such Other Joint Patents.

    11.5 COOPERATION

Each party shall cooperate and assist the other party in connection with the filing, prosecution, issuance, reexamination and maintenance of Patent Rights, Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents and Other Joint Patents. Where appropriate, each party shall sign, or cause to have signed, all documents relating to the patent applications or patents for the Patent Rights, Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents and Other Joint Patents.

SECTION 12.   ENFORCEMENT OF PATENTS
    12.1 EXCLUSIVE LICENSE RIGHTS

Upon learning of the infringement of the Patent Rights in the Territory for the Field or infringement of the Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents or Other Joint Patents to the extent exclusively licensed to a party hereunder, a party shall promptly notify the other party in writing of the infringement and the evidence pertaining to such infringement. The party whose exclusive license rights hereunder are being infringed shall have three (3) months from the date of learning of the infringement to abate the infringement or to file suit against at least one of the infringers, at its sole expense, following consultation with the other party. The party who has a right to bring an infringement suit shall not be obligated to bring or maintain more than one such suit at any time with respect to infringers of the same patent. If counsel reasonably concludes that the other party is a necessary or indispensable party to such suit, the party bringing the suit may use the name of, or join, the other party.

If the party who has the right to bring the infringement suit does not bring the suit within the time set forth in the preceding paragraph, the other party shall have the right to take whatever action it deems appropriate in its own name or, if required by law, in the name of the party whose exclusive license rights are being infringed.

All monies recovered upon the final judgment or settlement of any infringement suit shall, after reimbursement of the expenses of the parties bringing any such suit (including reasonable attorneys' fees), be shared by the parties in a ratio of [CONFIDENTIAL TREATMENT REQUESTED] where [CONFIDENTIAL TREATMENT REQUESTED] goes to the party who brought the suit and [CONFIDENTIAL TREATMENT REQUESTED] goes to the other party.

12.2     OTHER JOINT PATENTS

Upon learning of the infringement of the Other Joint Patents outside of the Field, a party shall promptly notify the other party in writing of the fact and supply the other party with all evidence pertaining to such infringement. ProCyte shall have the first right to abate the infringement or file suit against at least one of the infringers, at its sole expense, after consultation with Hymedix. All other procedures, rights and obligations with respect to such infringement suit or the right of Hymedix to bring an infringement suit in the event the infringement is not abated or the suit is not filed by ProCyte shall be governed by Section 12.1 MUTATIS MUTANDIS.

    12.3 ASSISTANCE

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

Both parties shall fully cooperate with and assist each other in matters pertaining to infringement suits brought under Section 12.1 or 12.2.

    12.4 SETTLEMENT

The party bringing the infringement suit covered by this Section 12 shall not settle the suit or otherwise consent to an adverse judgment in such suit in a manner that diminishes the rights or interests of the other party without the other party's written consent, which consent shall not be unreasonably withheld. The other party shall have the right to participate, at its expense and with counsel of its choosing, in an infringement suit brought by the other party to the extent its rights in any patents or other proprietary rights are being challenged.

SECTION 13.   INFRINGEMENT OF THIRD-PARTY PATENTS

In the event ProCyte or its Affiliates or sublicensees are sued for infringement of a patent or other proprietary right of a third party (or bring a suit for declaratory judgment of noninfringement or invalidity) in connection with and related to the use of the Licensed Technology, any royalties due with respect to such Product and any milestone payments due pursuant to Section 4 may be withheld during the pendency of such suit. Any costs and expenses (including reasonable attorneys' fees) incurred in defending such suit and any settlement or judgments may be deducted from such withheld royalties or milestone payments and, if insufficient, from any future royalties or milestone payments. Any withheld royalties or milestone payments not applied to such costs, expenses, judgment or settlement shall be promptly paid to Hymedix after such judgment or settlement.

SECTION 14.   WARRANTIES AND REPRESENTATIONS

    14.1 BOTH PARTIES

Each party hereby represents and warrants to the other that:
(a) It (i) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, (ii) has the corporate power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on its properties, business, financial or other condition or ability to perform its obligations under this Agreement.

(b) It (i) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on its behalf and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

(c) All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained in connection with its execution, delivery and performance of this Agreement have been obtained.

(d) Notwithstanding anything to the contrary in this Agreement, its execution, delivery and performance of this Agreement (i) will not conflict with or violate any requirement of applicable laws or regulations and (ii) will not conflict with, violate or breach or constitute a default or require any consent under any of its contractual obligations.

    14.2 HYMEDIX

Hymedix hereby represents and warrants to ProCyte that:

(a) Notwithstanding anything to the contrary in this Agreement, its execution, delivery and performance of this Agreement will not conflict with, violate, breach or constitute a default or require any consent under any contractual obligations of its Affiliates, including Hymedix, Inc.

(b) Hymedix and its Affiliates have not granted, and will not grant during the term of this Agreement, any rights or licenses in the Licensed Technology in the Territory for the Field.

(c) Exhibit 1.22 contains a list of all current patents and patent applications owned or controlled (including licensed) by Hymedix or its Affiliates that Hymedix believes may have some usefulness in the Territory for the Field and that are included in the Licensed Technology. All such patents and patent applications have been assigned to Hymedix or, with respect to [CONFIDENTIAL TREATMENT REQUESTED], have been licensed to SKY, which has sublicensed them to Hymedix pursuant to the SKY Agreement.

(d) Except for Licensed Technology licensed by Hymedix under the SKY Agreement, all the current Licensed Technology is owned by Hymedix and none of it is licensed from third parties. The Licensed Technology is free and clear of any liens, claims, encumbrances or rights of others for use in the Territory for the Field.

(e) True and correct copies of the Europa Agreement, SKY Agreement and Stoy Agreement have been delivered to ProCyte, which agreements have not been modified, changed, waived or materially breached in any respect. True and correct copies of all other agreements of Hymedix or its Affiliates relating to any of the Licensed Technology or any products to be made through the use of the Licensed Technology have been delivered to ProCyte, which agreements have not been modified, changed or waived in any respect. Except for the SKY Agreement and Stoy Agreement, Hymedix and its Affiliates have no other agreements or understandings with SKY or Dr. Vladimir Stoy.

(f) Hymedix or its Affiliates have not received or been notified of any claim of infringement or misappropriation of any alleged rights asserted by another party that relate to the Licensed Technology in the Territory for the Field.

(g) The making, using and selling of polymers and hydrogels described in the patents and patent applications set forth in Exhibit 1.22, the six (6) current products of Hymedix for wound care set forth in Exhibit 8 or other Products based on the Licensed Technology will not infringe any rights of others and will not require a license from, or royalty payment to, another party, other than to SKY, which Hymedix shall pay.

(h) Hymedix and its Affiliates are not aware of any patents, pending patent applications or proprietary rights of any third party which could materially affect the ability of ProCyte to use the Licensed Technology as licensed hereunder.

(i) SKY or Dr. Vladimir Stoy does not have any patents, pending patent applications, patentable inventions or trade secrets that have not been licensed to Hymedix and included in the Licensed Technology in the Territory that could be useful for the Field.

(j) Except for Dr. Vladimir Stoy, who is an outside consultant to Hymedix, all of the other [CONFIDENTIAL TREATMENT REQUESTED] Key Hymedix People and the other employees of Hymedix have signed agreements (the form of which has been provided to ProCyte) that require them to assign to Hymedix any patentable inventions and trade secrets that relate to polymers, hydrogels or drug delivery that they may conceive or make during the term of their employment with Hymedix, whether or not made in the course of employment.

(k) All consultants and employees of Hymedix and its Affiliates are obligated to keep confidential and not disclose to others any of the Licensed Technology or information received from ProCyte upon terms substantially the same as those set forth in Section 9.

(l) SKY and Dr. Vladimir Stoy are obligated to license or assign to Hymedix any patentable inventions or trade secrets that they may make or develop, the terms of any license or assignment to be in accordance with the SKY Agreement and Stoy Agreement.

(m) Hymedix and its Affiliates are not aware of any party that has infringed or misappropriated, or is or may soon be infringing, the Licensed Technology in the Territory for the Field.

(n) All adverse events and other material problems (including comments and concerns of the FDA and other regulatory agencies) with respect to the use of any Product with or in humans (or in preclinical testing with animals) have been disclosed to ProCyte.

(o) Hymedix and its Affiliates are not aware of any inherent properties of the polymers or hydrogels made through the use of, or covered by, the Licensed Technology that make any of them unsuitable for use in wound care, drug delivery or extrusion of thin films or other forms.

(p) Hymedix has disclosed to ProCyte all material information relating to the use of the Licensed Technology in the Territory for the Field.

(q) Hymedix has disclosed to ProCyte all specifications, analytical methods, records and data (including QC instability testing) relating to the [CONFIDENTIAL TREATMENT REQUESTED].

(r) Hymedix and its Affiliates are not aware of any problem that [CONFIDENTIAL TREATMENT REQUESTED] Industries, Inc. has had in delivering [CONFIDENTIAL TREATMENT REQUESTED] to others or any reason why it cannot provide acceptable [CONFIDENTIAL TREATMENT REQUESTED] to ProCyte that would be equivalent to [CONFIDENTIAL TREATMENT REQUESTED].

(s) The Marketing and Distribution Agreement dated as of July 30, 1993 between Brady and Hymedix has been terminated. Neither Brady nor Braun have any rights or licenses with respect to the Licensed Technology, except Braun's right to distribute the Present HyFil Products as described in Section 3.3 for the foreseeable future.

(t) Hymedix has delivered to ProCyte true and complete copies of all manufacturing protocols (including partial protocols) and specifications for its polymers and hydrogels licensed hereunder and all of its files related to applications and registrations (including correspondence) with the FDA and other regulatory agencies.

(u) Hymedix owns and has validly registered the trademarks "HySorb" and "HYPAN" and such registrations and Hymedix's rights therein have not been challenged or disputed.

(v) Hymedix and its Affiliates are not aware of any party that has infringed or intends to make unauthorized use of any of the Trademarks.

(w) Hymedix and its Affiliates have not received or been notified of any claim that the use of the Trademarks will infringe or violate any alleged rights of another party.

(x) The use of the Trademarks will not infringe or violate the rights of another party and will not require a license from, or royalty payment to, another party.

(y) Hymedix and its Affiliates are not aware of any trademarks or tradenames which could materially affect the ability of ProCyte to use the Trademarks as assigned and licensed hereunder.

    14.3 PROCYTE

ProCyte hereby represents and warrants to Hymedix that all consultants and employees of ProCyte are obligated to keep confidential and not disclose to others any of the Licensed Technology or information received from Hymedix upon terms substantially the same as those set forth in Section 9.

SECTION 15.   COVENANTS

Hymedix covenants and agrees that:

15.1 Hymedix and its Affiliates shall not knowingly sell or provide, whether directly or indirectly, any form of [CONFIDENTIAL TREATMENT REQUESTED] or other form of [CONFIDENTIAL TREATMENT REQUESTED], polymers, HYPAN or Product to anyone who Hymedix or its Affiliates know or have reason to suspect will use or sell such material in the Territory for the Field, except for Present HyFil Products that it may supply to Braun for the foreseeable future pursuant to Section 3.3.

15.2 Hymedix and its Affiliates shall not disclose proprietary Licensed Technology (whether under an obligation of confidentiality or otherwise) to a party who they know or reasonably suspect will use such Licensed Technology in the Territory for the Field.

15.3 Hymedix shall not waive or fail to exercise any of its rights or breach or fail to perform any of its obligations under the SKY Agreement and Stoy Agreement. Hymedix shall not amend or modify the terms of the SKY Agreement and Stoy Agreement that relate to or affect the Licensed Technology in the Territory for the Field, including royalties, fees, licenses, rights and other terms.

15.4 Hymedix shall not terminate the Stoy Agreement prior to [CONFIDENTIAL TREATMENT REQUESTED]. Hymedix shall not terminate the SKY Agreement prior to the last to expire of any patents included in the Technology (as defined in the SKY Agreement) licensed to Hymedix under the SKY Agreement for the Field and shall not terminate its monthly license maintenance fee payments pursuant to Section 5 of the SKY Agreement prior to [CONFIDENTIAL TREATMENT REQUESTED] without the prior written consent of ProCyte. It is recognized that, under the most recent amendment to the SKY Agreement (i.e., "Modification No. 2 to the Licensed Agreement"), upon termination of the monthly license maintenance fee payments Hymedix will not have license rights to any Technology developed, made or conceived thereafter by SKY, but the license rights for the then-existing Technology will continue.

15.5 Hymedix shall pay all royalties and fees (including monthly maintenance fees) due SKY under the SKY Agreement and Stoy Agreement.

15.6 Hymedix shall not increase the rights of Europa in the Excluded
Territory for the Field, or increase the amount of Licensed Technology covered by the Europa Agreement, without the prior written consent of ProCyte. It is recognized that ProCyte has licensed, in the Excluded Territory, rights under this Agreement to Products for drug delivery and certain other Licensed Technology not covered by the Europa Agreement, including, for example, Joint Technology. Hymedix shall not provide or license to Europa any Joint Technology or other Licensed Technology resulting from the Program.

SECTION 16.   INDEMNIFICATION

ProCyte shall indemnify and hold harmless Hymedix, its Affiliates, directors, employees and agents from any liability for damage to or loss of property or injury to or death of any persons arising out of ProCyte's possession or use of the Licensed Technology, except to the extent such damage, loss, injury or death results from the negligence or willful misconduct of Hymedix. Upon receipt by Hymedix of any claim or suit with respect to which ProCyte is required to provide indemnification hereunder, Hymedix shall promptly notify ProCyte and permit ProCyte to handle and control the defense of such claim or suit. ProCyte shall have the sole right to settle such claim or suit.

Hymedix shall indemnify and hold harmless ProCyte, its Affiliates, directors, employees and agents from any liability, claim, damage, loss, cost or expense (including reasonable attorneys' fees) arising from or related to any breach of this Agreement by Hymedix (including a breach of representation or warranty) or [CONFIDENTIAL TREATMENT REQUESTED].

SECTION 17.   TRADEMARKS

    17.1 ASSIGNMENT OF HYSORB TRADEMARK

Hymedix hereby assigns and transfers to ProCyte all right, title and interest in and to the registered Trademark "HySorb" that is set forth in Exhibit 1.36A, any other rights of Hymedix or its Affiliates to the "HySorb" name anywhere in the Territory and any goodwill connected with its use in the United States and the Territory. Hymedix shall cooperate with ProCyte, and sign such other documents as may be reasonably requested, to effectuate such assignment and transfer.
Upon termination of this Agreement prior to the end of its term set forth in
Section 18.1, ProCyte shall reassign to Hymedix the Trademark, rights and goodwill for "HySorb."

    17.2 GRANT OF EXCLUSIVE LICENSE

Except for the "HySorb" Trademark, which has been assigned pursuant to
Section 17.1, Hymedix hereby grants to ProCyte a royalty-free, worldwide, exclusive right and license (with right to sublicense) to use the Trademarks in the Territory for the Field.

    17.3 ENFORCEMENT OF TRADEMARKS

In the event a party becomes aware of any infringement or unauthorized use by others of the Trademarks, other than the "HySorb" Trademark (the "Other Trademarks"), in the Territory for the Field, the party shall promptly notify the other party in writing of the infringement or unauthorized use and Hymedix shall have the initial right to bring a suit to abate the infringement or unauthorized use. In the event Hymedix does not bring a suit within thirty (30) days of learning of the infringement or unauthorized use, ProCyte, at its discretion and expense, may bring suit in its own name, or, if required by law, in the name of Hymedix, retaining all proceeds from any judgment or settlement of such suit.

    17.4 QUALITY CONTROL; USE OF -Registered Trademark-

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

ProCyte shall use commercially reasonable efforts to ensure that its use of the Other Trademarks does not materially impair the goodwill or reputation of the Other Trademarks. Hymedix shall ensure that it and its licensees of the Other Trademarks outside of the Field adhere to established standards of quality so as not to impair the goodwill, reputation or value of the Other Trademarks.
ProCyte shall appropriately use the symbol "-Registered Trademark-" in connection with the HYPAN-Registered Trademark- Trademark.

    17.5 REGISTRATIONS BY PROCYTE

At its expense, ProCyte shall have the right, but not the obligation, to register the Other Trademarks in any countries in the Territory for the Field and to register the trademark "HySorb" in any countries in the Territory. Hymedix shall cooperate with and assist ProCyte in the registrations for the Trademarks where appropriate. ProCyte may deduct from any royalties due under
Section 5 [CONFIDENTIAL TREATMENT REQUESTED] of its costs and expenses in registering the Other Trademarks.

SECTION 18.   TERM AND TERMINATION

    18.1 TERM

This Agreement shall remain in full force and effect until the expiration of the last to expire of any patents included in the Patent Rights or Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents. Upon expiration of the term of this Agreement, ProCyte shall have a fully paid-up, royalty-free, perpetual license to use the Licensed Technology nonexclusively and to use the Trademarks exclusively in the Territory for the Field.

    18.2 TERMINATION

(a) ProCyte shall have the right to terminate this Agreement at any time upon sixty (60) days' prior written notice to Hymedix. After such notice of termination, ProCyte shall not have any obligation to make a milestone payment due under Section 4 that accrues after such notice but before the effective date of termination (i.e., for purposes of the milestone payments in Section 4, the date of notice shall be deemed the date of termination). In the event ProCyte terminates this Agreement in accordance with this Section 18.2(a), ProCyte shall grant to Hymedix, at its request, a royalty-free, nonexclusive, worldwide license (with right to sublicense) to use any improvements to the Licensed Technology made by ProCyte during the term of this Agreement that are only usable in connection with the Licensed Technology and that are of no further value to ProCyte; provided, however, that at the time of any sublicensing of such improvements by Hymedix, Hymedix shall notify ProCyte and shall pay to ProCyte its costs and expenses in making such improvements. In addition, ProCyte shall have the right to terminate any portion of its license hereunder as to any patent included in the Patent Rights or Joint [CONFIDENTIAL TREATMENT REQUESTED] Patents at any time upon sixty (60) days' prior written notice to Hymedix. The effective date for termination of this Agreement or any portion of the license, as provided in this Section 18.2, shall be sixty (60) days after written notice to Hymedix or such later date as may be specified in the written notice to Hymedix. Upon termination, neither party shall have any rights or obligations under this Agreement or with respect to the portion of the terminated license, as the case may be, except as provided in Section 19.7.

(b) If ProCyte fails to makes any payment due hereunder to Hymedix, Hymedix shall have the right to terminate this Agreement fifteen (15) days after giving ProCyte notice of such failure and Hymedix's intent to terminate unless ProCyte makes such payment within such fifteen (15) day period. If ProCyte commits any material breach of this Agreement, Hymedix shall have the right to terminate this Agreement ninety (90) days after giving ProCyte notice of such breach and Hymedix's intent to terminate unless ProCyte has cured or commenced steps to diligently cure the breach within such ninety (90) day period. Upon termination, any sublicensee who is not then in material breach shall have its sublicense converted to a direct license from Hymedix under the terms and conditions of this Agreement, as further limited and restricted by the terms of the original sublicense.

(c) Either party may immediately terminate this Agreement effective upon giving written notice of termination to the other party in the event that:

         (i) the other party institutes any bankruptcy, insolvency, liquidation or receivership proceedings or proceedings for reorganization under bankruptcy or comparable laws concerning its operations;
         (ii) the other party has a petition filed against it for any of the proceedings provided in (i) above, the effectiveness of which is not stayed or dismissed within sixty (60) days after the filing thereof; or
         (iii) the other party shall make a general assignment for the benefit of creditors.

    18.3 DISPOSITION OF PRODUCTS

Upon termination of this Agreement or a portion of the license, ProCyte (and its Affiliates and sublicensees) shall have the right to complete any work in progress and sell or otherwise dispose of any affected Product within the next twelve (12) months; provided, however, that royalties and reports shall continue to be due on any Net Sales of such Product in accordance with this Agreement.

SECTION 19.   MISCELLANEOUS

    19.1 COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    19.2 MODIFICATION

No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by authorized representatives of the parties.

    19.3 INTEGRATION

This Agreement embodies the entire understanding of the parties and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

    19.4 SEVERABILITY

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

    19.5 INDEPENDENT Contractors

Nothing in this Agreement shall constitute or be deemed to constitute a partnership or agency between the parties hereto.

    19.6 HEADINGS

The headings of this Agreement are inserted for convenience only and shall not be used in the interpretation of this Agreement.

    19.7 SURVIVAL

The rights and obligations of the parties under Sections 5.5, 6.3, 9, 16, 17.1 (in the case of early termination), 18.1 (in the case of expiration), 18.2(a) (in the case of early, voluntary termination) and 18.3 and any accrued obligations shall survive expiration or termination of this Agreement.

    19.8 GOVERNING LAWS

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington (regardless of its or any other jurisdiction's choice-of-law principles).

    19.9 USE OF NAMES, TRADE NAMES AND TRADEMARKS

Except as provided in Section 17, nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of either party hereto (including any contraction, abbreviation or simulation of any of the foregoing) except where, upon advice of counsel, such use is required to comply with any law or regulation of a governing body having jurisdiction over a party or over the making, using or selling of any Product.

    19.10     PRESS RELEASES; DISCLOSURE OF AGREEMENT

Attached hereto as Exhibit 19.10 is the form of press release that the parties shall use in connection with the initial public announcement of this Agreement. Neither party shall make any other press release, public announcement or statement regarding this Agreement without first consulting with the other party and allowing ProCyte to coordinate such activities. The financial and commercial terms set forth in this Agreement shall be treated as confidential information under Section 9 and shall not be disclosed without the prior written consent of the other party. The parties shall seek confidential treatment for the financial and commercial terms set forth in this Agreement in the event they are required to file this Agreement with the Securities and Exchange Commission and shall provide to the other party for prior approval any redacted version of this Agreement to be submitted to the Securities and Exchange Commission for filing.

    19.11     NOTICES AND COMMUNICATIONS

Any notice or any other communication required or permitted to be given to a party pursuant hereto shall be sufficiently given if delivered personally or by telecopy or express courier service (expenses prepaid) to the address set forth below:

         ProCyte:                      ProCyte Corporation
                                       12040 - 115th Ave. N.E., Suite 210
                                       Kirkland, WA  98034-6900
                                       U.S.A.
                                       Attn:  President
                                       FAX:  (206) 820-4809

         Hymedix:                      Hymedix International, Inc.
                                       2235 Route 130
                                       Dayton, NJ  08810
                                       U.S.A.
                                       Attn:  President
                                       FAX:  (908) 274-2426

or to such other address as the party shall designate by written notice given to the other party.

    19.12     WAIVERS

No waivers of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver, and no waiver of any right arising from any breach or failure to perform shall be deemed to be a waiver of any future right or of any other right arising under this Agreement.

    19.13     REVIEW OF AGREEMENT

This Agreement has been submitted to the scrutiny of both parties and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its being drafted by or for one of the parties.

    19.14     RIGHTS OF BANKRUPTCY

All rights in the Licensed Technology granted under or pursuant to this Agreement by Hymedix are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. ProCyte, as licensee of such rights under this Agreement, shall retain and may fully exercise all its rights and elections under the U.S. Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against Hymedix under the U.S. Bankruptcy Code, ProCyte shall be entitled to complete access to (or a complete duplicate of, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in ProCyte's possession, shall be promptly delivered to ProCyte (a) upon any such commencement of a bankruptcy proceeding upon ProCyte's written requests therefor, unless Hymedix elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Hymedix and upon written request therefor by ProCyte.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       PROCYTE CORPORATION


                                       BY:
                                          -------------------------------
                                       Joseph Ashley, President & CEO

                                       HYMEDIX INTERNATIONAL, INC.


                                       BY:
                                          -------------------------------
                                       William G. Gridley, Jr., President

                                     EXHIBIT 1.6
                SPECIFICATIONS FOR [CONFIDENTIAL TREATMENT REQUESTED]

                                     EXHIBIT 1.7
                        ESTABLISHMENT OF THE EXTRUSION PROCESS

The "Establishment of the Extrusion Process" shall be deemed to have occurred when:
[CONFIDENTIAL TREATMENT REQUESTED]

                                     EXHIBIT 1.9

                                       EUROPE

                                       Austria
                                       Belgium
                                       Denmark
                                       Finland
                                       France
                                      Germany
                                       Greece
                                      Holland
                                      Iceland
                                      Ireland
                                       Italy
                                     Luxembourg
                                       Norway
                                      Portugal
                                       Spain
                                       Sweden
                                    Switzerland
                                       Turkey
                                   United Kingdom

                                    EXHIBIT 1.10

                                 EXCLUDED TERRITORY

                                    Afghanistan
                                      Bahrain
                                     Bangladesh
                                       Bhutan
                                       Brunei
                                       Burma
                Republic of China, including Taiwan, Mainland China
                                       Cyprus
                                     Hong Kong
                                       India
                                     Indonesia
                                        Iran
                                        Iraq
                                       Israel
                                       Japan
                                       Jordan
                                     Kampuchea
                              Korea (North and South)
                                       Kuwait
                                        Laos
                                      Lebanon
                                      Malaysia
                                      Maldives
                                  Marshall Islands
                                      Mongolia
                                       Nepal
                                        Oman
                                      Pakistan
                                    Philippines
                                       Qatar
                                    Saudi Arabia
                                     Singapore
                                     Sri Lanka
                                       Syria
                                       Turkey
                                      Thailand
                                United Arab Emirates
                                      Vietnam
                               Yemen (Aden and Sana)

                                    EXHIBIT 1.16

                             VARIOUS HYPAN DESIGNATIONS

                                        HN50

                                        HN68

                                        HN80

                                        HN86

                                       HN3517

                                       HN5017

                                       HN6017

                                       QT100

                                       SA100H

                                       SR150H

                                       SR150N

                                       SS201

                                       TC200

                                    EXHIBIT 1.22

                          PATENTS AND PATENT APPLICATIONS


[CONFIDENTIAL TREATMENT REQUESTED]

                                     EXHIBIT 1.24

                               SPECIFICATIONS FOR HYFIL
                       (ALSO REFERRED TO AS HYDRO-M AND HYGELL)

[CONFIDENTIAL TREATMENT REQUESTED]

                                    EXHIBIT 1.36A

                       REGISTERED TRADEMARK ASSIGNED TO PROCYTE

MARK:                             "HySorb"

OWNER:                            Hymedix International, Inc.

DATE OF REGISTRATION:             April 18, 1995

REGISTRATION NUMBER:              US 1,890,410

                                    EXHIBIT 1.36B

                    TRADEMARKS AND TRADENAMES LICENSED TO PROCYTE

REGISTERED TRADEMARK LICENSED TO PROCYTE

MARK:                             "HYPAN"

OWNER:                            Hymedix International, Inc.

DATE OF REGISTRATION:             October 18, 1983

REGISTRATION NUMBER:              US 1,254,158



TRADENAMES LICENSED TO PROCYTE

HyBurn
HyCream-TM-
HyFlex
Hydro-M
HyPack
Hy-Q
HydroSkin
HyTide
T-PAN

                                      EXHIBIT 4

                             STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT (this "Agreement"), dated as of November 15, 1995, is entered into by and between PROCYTE CORPORATION, a Washington corporation (the "Company"), and HYMEDIX INTERNATIONAL, INC., a Delaware corporation ("Hymedix").
                                       RECITAL

1. Contemporaneously with this Agreement, the Company and Hymedix are entering into a License Agreement as of the date hereof (the "License Agreement").

2. In connection with the License Agreement, Hymedix desires to acquire, and the Company desires to issue to Hymedix, shares of Common Stock of the Company, upon the terms and conditions as set forth herein.

                                      AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties agree as follows:

1.     SHARES AND CONSIDERATION; ESCROW

In consideration of the rights of the Company and the obligations, representations and warranties of Hymedix as set forth in the License Agreement, the Company hereby agrees to issue and deliver to Hymedix 200,000 shares of Common Stock of the Company (the "Shares"), subject to the terms of this Agreement. Promptly upon execution of this Agreement, the Company shall deliver to Hymedix, or instruct its transfer agent to deliver to Hymedix, one or more certificates representing the Shares (the "Certificates"). Upon receipt of the Certificates, Hymedix shall deliver the Certificates and four executed Assignments Separate from Certificate with respect to the shares represented by the Certificates (the "Assignments") to the Company, both to be held by the Company pursuant to the terms of this Agreement for a two-year vesting period. The Company will accept the Assignments only in the event that the Shares are forfeited pursuant to Section 5 of this Agreement (such an event, a "Forfeiture"). Upon the expiration of each six months during the two-year vesting period, if no Forfeiture has occurred, the Company shall release 50,000 Shares represented by the Certificates and one of the Assignments and deliver them to Hymedix. Notwithstanding the foregoing, the Company may place stop-transfer instructions with respect to any unvested portion of the Shares during the two-year vesting period.

2.  REPRESENTATIONS AND WARRANTIES OF HYMEDIX

Hymedix hereby represents and warrants to the Company as of the date of this Agreement as follows:

    2.1  ABILITY TO BEAR RISK

Hymedix is in a financial position to hold the Common Stock and is able to bear the economic risk and withstand a complete loss of its investment in the Shares.

    2.2  HIGH DEGREE OF RISK

HYMEDIX RECOGNIZES THAT THE SHARES AS AN INVESTMENT INVOLVE A HIGH DEGREE OF RISK. Hymedix is aware that the Company has not been profitable in the past. Hymedix recognizes that the Company is in the research and development stage and has not yet developed a marketable product and that there can be no assurance that the Company will be able to develop a marketable product or that such product will be accepted in the marketplace. There can be no assurance that the Company will be able to obtain its projected goals and the Company may need significant additional capital to be successful, which capital may not be readily available when and as needed.

    2.3  PROFESSIONAL ADVICE

Hymedix has obtained, to the extent it deems necessary, its own professional advice with respect to the risks inherent in the investment in the Shares, the condition of the Company and the suitability of the investment in the Shares in light of Hymedix's financial condition and investment needs.

    2.4  SOPHISTICATION

Hymedix, either alone or with the assistance of its professional advisor, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

    2.5  ACCESS TO INFORMATION

Hymedix has been given access to full and complete information regarding the Company, including, in particular, the Company's annual report and proxy statements for the last two fiscal years, its reports on Forms 10-K, 10-Q and 8-K for the last two fiscal years, its reports on Form 10-Q for the first three quarters of the current fiscal year and information regarding the current financial condition of the Company and the risks associated therewith, and has utilized such access to its satisfaction for the purpose of obtaining information about the Company; particularly, Hymedix has either attended or been given reasonable opportunity to attend a meeting with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the terms and conditions of the issuance of the Shares and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided about the Company.

    2.6  PURCHASE ENTIRELY FOR OWN ACCOUNT

The Shares will be acquired for investment for Hymedix's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof; Hymedix has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the "Act"), or any applicable state securities or Blue Sky law, or entering into any agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

    2.7  DUE DILIGENCE

Hymedix has been solely responsible for its own due diligence investigation of the Company and the Company's business, and its analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else's analysis or investigation of the Company, its business or the merits and risks of the Shares other than professionals employed specifically by Hymedix to assist Hymedix. In taking any action or performing any role relative to the arranging of the investment being made pursuant to this Agreement, Hymedix has acted solely in its own interest and not in that of any other person, and no other person has acted as an agent or fiduciary for Hymedix.

    2.8  RESTRICTED SECURITIES

Hymedix realizes that the issuance of the Shares hereunder has not been registered under the Act, the Shares are characterized under the Act as "restricted securities", and, therefore, the Shares cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available. Hymedix's financial condition is such that it is not likely that it will be necessary to dispose of any of the Shares in the foreseeable future. In this connection, Hymedix represents that it is familiar with Rule 144 of the Securities and Exchange Commission (the "SEC"), as presently in effect, and understands the resale limitations imposed thereby and by the Act.

    2.9  EXEMPTION RELIANCE

Hymedix has been advised that the Shares are not being registered under the Act or the applicable state securities laws, but are being offered and sold pursuant to exemptions from such laws, and that the Company's reliance upon such exemptions is predicated in part on Hymedix's representations contained herein. Hymedix represents that it has not been organized for the specific purpose of investing in the Shares.

    2.10 RESIDENCY

For purposes of the application of state securities laws, Hymedix represents that it is domiciled in the State of New Jersey.


    2.11 LEGENDS

(a) It is understood that the Certificates evidencing the Shares will bear a legend as follows:

"The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, of the United States of America (the "Act"), or the securities laws of any state of the United States of America, and no interest in such securities may be sold, distributed, assigned, offered, pledged or otherwise transferred, directly or indirectly, in the United States of America, its territories or possessions, or to a citizen, national, resident or entity organized or chartered under the laws of the United States of America, its territories or possessions, unless (i) there is an effective registration statement under the Act and applicable state securities laws covering any such transaction, (ii) this corporation receives an opinion of legal counsel for the holder of these securities satisfactory to this corporation stating that such transaction is exempt from registration under the Act and applicable state laws, or (iii) this corporation otherwise satisfies itself that such transaction is exempt from registration.

The securities evidenced by this certificate are subject to certain resale restrictions as set forth in a stock acquisition agreement between the Company and the registered holder, a copy of which is on file at the principle office of the Company."

(b) In addition, until the Shares become vested in Hymedix pursuant to the provisions of Section 5 of this Agreement, the Certificates evidencing the Shares will bear the following legend:

"The securities represented by this certificate are subject to forfeiture pursuant to the terms of a Stock Acquisition Agreement dated as of November 15, 1995 between this corporation and Hymedix International, Inc., a copy of which is available upon request at the principal office of this corporation."

    2.12 ACKNOWLEDGMENT

HYMEDIX, BY EXECUTION OF THIS AGREEMENT, ACKNOWLEDGES THAT IT UNDERSTANDS THAT THE COMPANY IS RELYING UPON THE ACCURACY AND COMPLETENESS OF ITS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 2 IN DECIDING WHETHER TO ISSUE SHARES OF COMMON STOCK TO HYMEDIX AND IN COMPLYING WITH THE COMPANY'S OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS.

3.  RESTRICTIONS ON TRANSFER

   3.1   COMPLIANCE WITH SECURITIES LAWS

Without in any way limiting the representations set forth above and subject to the forfeiture provisions set forth in Section 5 of this Agreement, Hymedix further agrees not to make any disposition of all or any portion of the Shares unless and until:

               (a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

               (b)(i) Hymedix shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition 10 days prior to said disposition and (ii) if reasonably requested by the Company, Hymedix shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act; or

               (c)(i) Hymedix shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition at least 10 days prior to said disposition and (ii) the Company shall have otherwise been satisfied that such proposed disposition complies in all respects with SEC Rule 144 or any successor rule providing a safe harbor for such disposition without registration.

   3.2 TRANSFEREE CONSIDERATIONS

In addition to the foregoing provisions of Section 3.1 above, Hymedix agrees that:

               (a) Hymedix shall notify the Company of any proposed disposition of all or any portion of the Shares and shall furnish the Company with a detailed statement of the circumstances surrounding the proposed disposition at least 10 days prior to said disposition; and

               (b) Hymedix shall provide the Company or its agent an opportunity to arrange the private sale to one or more parties of the Shares proposed to be transferred and shall cooperate fully with the Company or such agent in such process; if, prior to the later of (i) 10 days after the date the notice referred to in paragraph (a) is received by the Company and (ii) the proposed closing date of the transfer, the Company or its agent identifies a party or parties who agree or offer in writing to purchase the Shares proposed to be transferred, Hymedix shall give due consideration to such offer.

4.     REGISTRATION RIGHTS

The Registration Rights attached hereto as Exhibit A are hereby incorporated into and made a part of this Agreement as if set forth herein; provided, however, that no portion of the Shares that are unvested pursuant to the terms of Section 5 of this Agreement may be sold pursuant to any registration provided for in the Registration Rights.

5.     FORFEITURE OF SHARES

(a) During the period ending two years from the date of this Agreement, Hymedix shall forfeit any unvested portion of the Shares and the Company will accept the Assignment of such Shares if:

               (i) Hymedix is in material breach of the License Agreement or this Agreement (a "Material Breach") and Hymedix has not cured such Material Breach within

90 days from the receipt of notice from the Company that such Material Breach has occurred; or

               (ii) The Company has notified Hymedix that it has terminated the License Agreement.

(b) The Shares shall become vested in Hymedix and shall be released by the Company to Hymedix pursuant to the terms of this Agreement at the rate of 50,000 Shares (25% of the Shares) for each six month period during the two-year vesting period.

       6.      NO REVOCATION OR ASSIGNMENT

Hymedix may not cancel, terminate or revoke this Agreement, and this Agreement shall be binding upon its successors. Except for a transfer of its Registration Rights pursuant to Section 8 of the Registration Rights, Hymedix will not transfer or assign this Agreement or any of its interest herein.

7.     INDEMNIFICATION

Notwithstanding the provisions of the Registration Rights regarding indemnification for Violations in connection with registration of the Shares, Hymedix shall indemnify, hold harmless and defend the Company and its affiliates, agents and attorneys with respect to any and all loss, damage, expense, claim, action or liability any of them may incur as a result of the breach or untruth of any of the representations and warranties set forth in this Agreement. If the Company or anyone acting on its behalf discovers any breach or untruth of any such representations and warranties, the Company may, at its option, forthwith rescind the issuance of the Shares to Hymedix.

8.     SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.     COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.    ENTIRE AGREEMENT

This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

11.    GOVERNING LAW

Hymedix agrees that this Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Washington, as applied to contracts executed and fully performed in the State of Washington.

HYMEDIX HAS BEEN ADVISED, PRIOR TO THE ISSUANCE OF THE SHARES, THAT NEITHER THE ISSUANCE OF THE SHARES NOR ANY OFFERING MATERIALS HAVE BEEN REVIEWED BY ANY ADMINISTRATOR UNDER THE ACT, THE WASHINGTON STATE SECURITIES ACT, AS AMENDED, THE NEW JERSEY UNIFORM SECURITIES LAW (1967), AS AMENDED, OR ANY OTHER APPLICABLE SECURITIES ACT (THE "ACTS") AND THAT THE SECURITIES HAVE NOT BEEN REGISTERED UNDER ANY OF THE ACTS AND THEREFORE CANNOT BE RESOLD UNLESS THEY ARE REGISTERED UNDER THE ACTS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

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

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                                 PROCYTE CORPORATION



                                                 By:
                                                 ----------------------------
                                                 Its: President & CEO


                                                 HYMEDIX INTERNATIONAL, INC.


                                                 By:

                                                 ----------------------------
                                                 Its:
                                                     ------------------------

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

                                      EXHIBIT A

                                 REGISTRATION RIGHTS
    1.   DEFINITIONS.

For purposes of this Agreement, the following terms not otherwise defined shall have the following respective meanings:

          (a) The term "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document;

          (b) The term "Registrable Securities" means (i) the Shares held by Holders (as defined below), and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares held by Holders, excluding in all cases, however, any Common Stock sold by a person in a transaction in which its rights under this Agreement are not assigned and any Common Stock that is, at the time of registration, transferable by the holder thereof in a single brokerage transaction under the provisions of Rule 144 promulgated under the Act, or any successor to such Rule; and

          (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities who is a party to this Agreement as of the date hereof and any assignee thereof in accordance with Section 8 hereof.

    2.   COMPANY REGISTRATION.

For the one year period beginning on the second anniversary of this Agreement and ending on the third anniversary of this Agreement, if (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any shares of Common Stock under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 5 hereof, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. In the event that the Company decides for any reason not to complete the registration of shares of Common Stock other than the Registrable Securities, the Company shall have no obligation under this Section 2 to continue with the registration of the Registrable Securities. Any request pursuant to this
Section 2 to register Registrable Securities as part of an underwritten public offering of Common Stock shall specify that such Registrable Securities are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

    3.   FURNISH INFORMATION.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be reasonably required to effect the registration of their Registrable Securities and to execute such documents in connection with such registration as the Company may reasonably request.

    4.   EXPENSES OF REGISTRATION.

In connection with any registration pursuant to this Agreement, the Company shall be responsible for the payment of all expenses of the registration, with the exception of underwriting commissions and discounts which shall be paid by the Company, the Holders and any other selling securityholders in

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


proportion to the aggregate value of the securities offered for sale by each of them. The expenses to be paid by the Company shall include, without limitation, all SEC, blue sky, stock exchange and NASD registration and filing fees, printing and duplicating expenses, fees and disbursements of its counsel and accountants, blue sky legal fees and disbursements, transfer agents' and registrars' fees and expenses, fees and expenses of any experts used in connection with the registration, and any fees and expenses of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting commissions and discounts.

    5.   UNDERWRITING REQUIREMENTS.

The Company shall not be required under Section 2 hereof to include any of the Holders' securities in an underwritten offering of the Company's securities unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering. The securities of selling shareholders to be included in the registration in the event of such a reduction shall be apportioned pro rata among the selling Holders according to the total amount of securities requested to be sold in such registration by such Holders and then pro rata among any other selling shareholders (if any) according to the total amount of securities otherwise entitled to be included therein owned by each such other selling shareholder, or in such other proportions as shall mutually be agreed to by such selling shareholders.

    6.   DELAY OF REGISTRATION

No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration of the Company as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

    7.   INDEMNIFICATION.

In the event any Registrable Securities are included in a registration statement under this Agreement:

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, agents, employees and directors of each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any statement or alleged statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, or any amendments or supplements thereto, untrue in light of the circumstances under which they were made, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law. The Company shall reimburse each such Holder, partner, officer, agent, employee or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by, or on behalf of, any such Holder, underwriter or controlling person.

         (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its officers, directors, agents or employees, each person, if any, who controls the Company within the meaning of the Act, any underwriter and any other Holder selling securities in such registration statement or any of its partners, officers, directors, agents or employees or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such officer, director, agent, employee, controlling person, or underwriter, or other such Holder or its partner, officer, director, agent, employee or controlling person may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by, or on behalf of, such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such partner, officer, director, agent, employee, controlling person, underwriter or other such Holder, partner, officer, director, agent, employee or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld.

         (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel for the indemnifying party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable period of time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 7 to the extent prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

    8.   TRANSFER OF REGISTRATION RIGHTS.

The rights of a Holder under this Agreement may be assigned or transferred in connection with any transfer of Shares by the Holder, provided that (a) the transferee, upon completion of the transfer, holds at least 50,000 of the Registrable Securities, (b) the Company is given prior notice of such transfer of rights, and (c) such transferee agrees in writing to be bound by this Agreement.

    9.   "MARKET STAND-OFF" AGREEMENT.

For five years from the date of this Agreement, each Holder hereby agrees that such Holder shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose of any Registrable Securities for 180 days following the effective date of a registration statement of the Company filed under the Act in connection with an offering of the Company's Common Stock; PROVIDED, HOWEVER, that all officers and directors of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holders (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

    10.  AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of at least 60% of the aggregate of the shares of Common Stock that are Registrable Securities.

                                                                       EXHIBIT 7

                                                 TECHNOLOGY TRANSFER INFORMATION

                           [CONFIDENTIAL TREATMENT REQUESTED]

                                      EXHIBIT 8

HYMEDIX 510(k) REGISTRATIONS FOR THE FIELD

1.  Hydro-M Wound Gel (also known as HyFil Wound Gel or Hygel)
2.  HyTide Saline Wound Gel
3.  HyFlex Cushioned Film Dressing
4.  HySorb Absorbent HydroGel Foam Dressing
5.  HyPack Wound Filler
6.  HydroSkin Wound Plug

                                    EXHIBIT 19.10

                                    PRESS RELEASE
FOR IMMEDIATE RELEASE
November 16, 1995
8:30 a.m. EST

PROCYTE CONTACT
Karen L. Hedine, Vice President
(206)820-4548

HYMEDIX CONTACT
William Gridley, President
(908)274-2288

                PROCYTE ACQUIRES FIVE FDA-CLEARED WOUND CARE PRODUCTS

                     PROPRIETARY POLYMER TECHNOLOGY FORMS BASIS
                  FOR EARLY PRODUCT LAUNCHES IN FAST-GROWING SECTOR

    (Kirkland, Washington) -- PR Newswire -- ProCyte Corporation (Nasdaq/NMS:
PRCY) today said it has acquired from HYMEDIX International, Inc. (Bulletin
Board: HYMX) the worldwide rights outside of Asia to five wound care products that have received market clearance from the U.S. Food and Drug Administration, broadening the company's planned entry into the $300 million market for moist wound dressings.

    The products include proprietary transparent thin film wound dressings, aquagel sheet dressings, exudate absorbers and wound moisturizers, all based on a multi-block copolymer structure that is especially well-suited for wound care applications, including chronic and acute wounds, burns and surgical wounds, according to ProCyte.

    The company said that the newly licensed products compliment its internally-developed Iamin-Registered Trademark- gel wound dressing, for which FDA clearance to market is pending under the 510(k) pre-market notification guidelines.

    ProCyte said it expects the first of its wound care products to be available to long-term care, hospital and home healthcare professionals by mid-1996, following equipment scale-up and design and validation of improved manufacturing processes at its Redmond, WA commercial manufacturing plant.

    The facility was commissioned last year and will require certain equipment additions for the initial product launch.

    Although specific terms were not disclosed, ProCyte said the agreement with HYMEDIX calls for an upfront cash and common stock payment to HYMEDIX, plus future milestone payments of additional cash and royalties.

    "Our intent was to quickly establish an innovative and medically-responsive wound care portfolio with a broad range of essentially market-ready products," said Joseph Ashley, ProCyte's president and chief executive officer. "This unique polymer technology gives us the initial


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

marketing capability for a serious wound care products business with near-term revenue potential. We can then leverage this with new product developments out of our own labs."

    ProCyte has considerable research and development experience in the field of wound care, and has helped to pioneer the clinical assessment and treatment of wounds.

    The U.S. market for moist wound dressings, which include the polymer-based products ProCyte acquired, is expected to reach $500 million in industry-wide sales by 1999. Industry sources say the market growth for moist wound dressings and all other wound care products and systems is being driven by an increasing incidence of wounds associated with advanced age, during which surgeries and chronic wounds tend to occur more frequently.

    The centerpiece for ProCyte's newly-acquired products is a versatile polymer technology, called HYPAN-Registered Trademark-. HYPAN-Registered Trademark- polymers may be manufactured by a patented method to provide a uniquely variable number of structural aquagels, useful in the construction of synthetic moist wound dressings and related products.

    ProCyte also has the worldwide rights outside of Asia for all future wound care applications of the HYPAN-Registered Trademark- technology for synthetic moist wound dressings and related products.

    As part of its agreement with HYMEDIX, ProCyte also gained exclusive worldwide rights for the drug delivery applications of the HYPAN-Registered Trademark- technology for wound care. ProCyte plans to continue its research and development efforts in wound treatment and healing, and to study the drug delivery aspects of the technology for enhanced delivery of antibiotics, anti-infectives and other compounds to wounds.

    HYPAN-Registered Trademark- polymers are synthetic materials that ProCyte believes can be manufactured in a cost-effective manner. HYPAN-Registered Trademark- polymers are also believed to provide maximum performance at low concentrations, to have excellent biocompatibility profiles and to be both stable and sterilizable. The remarkable structural flexibility of these aquagels is expected to make them ideally suited to broad-based applications in wound management and treatment, particularly since they address the breadth of chronic and acute wounds.

    HYMEDIX is a development-stage company based in New Jersey. The company is actively commercializing its polymer-based BIONIQ-TM- line of personal care moisturizing creams, which have recently been introduced through direct response television. HYMEDIX currently has research and development contracts in place for other medical products and drug delivery applications of its HYPAN-Registered Trademark- polymers outside the field of wound care.

     ProCyte is a development stage pharmaceutical company. It has been actively pursuing a threefold corporate strategy, including development of its own proprietary copper-based compounds, providing contract manufacturing, and seeking to acquire late-stage products or technology. ProCyte has three copper-based compounds in clinical development, including drug candidates for treatment of inflammatory bowel disease and hair growth.


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